FOR IMMEDIATE RELEASE

     San Jose, California (March 16, 2000): Komag, Incorporated (Nasdaq: KMAG), a technical leader in the disk drive component industry, today announced that shipments in the first quarter of 2000 will exceed previous estimates. At the same time the company announced the upward revision of its financial results for the fourth quarter and fiscal year ended January 2, 2000 due to the favorable resolution of certain income tax audits.

     Improved First Quarter Outlook

     At the time of the announcement of the company's fourth quarter 1999 results on January 25, 2000, the company expected first quarter 2000 unit shipments to be sequentially flat compared to the 8.9 million units shipped in the fourth quarter of 1999. Currently the company expects unit shipments will actually increase between 12% and 18%. "There is strong demand for our 10 gigabyte ("GB") per platter disks, especially in 7200 RPM drive platforms," said T.H. Tan, Komag's president and chief executive officer. "The performance advantages of these fast drives is particularly attractive in the mainstream of the desktop market. Further our current expectation is that the strong demand we are now experiencing will continue into the second quarter."

     "In addition to strong shipment performance, the positive impact of our restructuring activities is beginning to improve our financial results. As a result of the high utilization of our Malaysian factories we have achieved significantly lower production costs. While we do not expect to become profitable at current volume levels, our first quarter financial results should show a significantly lower operating loss than in any quarter last year," added Mr. Tan.

     Favorable Resolution of Income Tax Audit

     In February 2000, the company obtained favorable resolution of certain income tax return audits that were in process at the end of its last fiscal year. These audits were resolved with no taxes owed by the company. As a result, the company has reduced its related recorded tax liability as of January 2, 2000 by $27 million. Because this settlement occurred subsequent to the company's announcement of fourth quarter and fiscal 1999 results but before the filing of the company's Annual Report on Form 10-K for such periods, generally accepted accounting principles require the company to reflect the impact of this change in estimate on its financial results for the fourth quarter and fiscal year ended January 2, 2000.

     After recording this change in estimate, net income for the fourth quarter of 1999 was $5.9 million, or $.09 per share, based on 65.6 million shares outstanding. This compares to the previously reported net loss of $21.1 million, or $.32 per share based on 65.4 million shares outstanding. The revised net loss for fiscal 1999 was $283.0 million, or $4.54 per share based on 62.3 million shares outstanding. The previously reported net loss for the fiscal year was $310.0 million, or $4.98 per share based on 62.3 million shares outstanding. The preceding per share amounts are on a fully diluted basis.
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     Forward Looking Statements

     The above information contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents Komag's current judgment on the future direction of the business, actual results may differ materially from any future performance suggested above. In particular, the composition and volume of actual shipments during the first and second quarters of 2000 and actual financial results may vary from expectations. Other risk factors that may affect the company's financial performance are listed in the company's various SEC filings, including its Form 10-K for the year ended January 3, 1999. The company undertakes no obligation to publicly release any revisions to these forward-looking statements.

     About Komag

     Founded in 1983, Komag, Incorporated has produced over 435 million thin-film disks, the primary storage medium for digital data used in computer disk drives. The company is well positioned as the broad-based strategic supplier of choice for the industry's leading disk drive manufacturers. Through its advanced development facilities in the United States and high volume production factories in Southeast Asia, Komag provides high quality, leading-edge disk products at a low overall cost to its customers. These attributes enable Komag to partner with customers in the execution of their time-to-market design and time-to-volume manufacturing strategies.

     For more information about Komag, visit Komag's Internet home page at http://www.komag.com or call Komag's Investor Relations 24-hour Hot Line at

     888-66-KOMAG or 408-576-2901